Exhibit 23.1

Consent of Moss Adams LLP

[Letterhead of Moss Adams LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Banner Corporation of our report dated March 4, 2014, with respect to the consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 10-K of Banner Corporation.

/s/Moss Adams LLP

Portland, Oregon
May 9, 2014